Exhibit 99.4
CONSENT OF DIRECTOR NOMINEE
     I hereby consent to being named in the Registration Statement on Form F-4 and in the Proxy Statement/Prospectus forming a part thereof, and any amendments thereto, filed by Sims Group Limited as a person who will become a director of Sims Group Limited (to be known as Sims Metal Management Limited after the merger described in the Registration Statement).

Dated: November 14, 2007	/s/ John T. DiLacqua

Signature

John T. DiLacqua

Name